[Letterhead of Spector & Associates, LLP]

August 6, 2010

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549-7561

Dear Sirs:

We have read Item 4.01(a) of Excel Global, Inc.'s Report on Form 8-K dated August 6, 2010 and agree with the statements made therein. We consent to the filing of this letter Exhibit 16.1 to the Form 8-K.

Yours truly

/s/Spector & Associates, LLP
----------------------------
Spector & Associates, LLP
Pasadena, CA